SHARE SWAP AGREEMENT


This Share Swap Agreement ("Agreement") is made as of October 21, 1997, by and between SVI HOLDINGS, INC., a Nevada corporation or its designee ("SVIH"), and SOFTLINE LIMITED, a South African Company ("Softline").

1.    Recital.
      This Agreement is made with reference to the following recital of essential facts:

1.1.  SVIH desires to exchange 7,536,000 Shares in its capital stock (the
"SVIH
Shares") for 28,755,448 Shares in the capital stock of Softline (the "Softline Shares") plus the Technology Assets (as defined below).

1.2. Softline desires to exchange the Softline Shares plus the Technology Assets for the SVIH Shares.

1.3.  The parties intending to be legally bound, agree as set forth below:

2.    Definitions.
      For purposes of this Agreement, the following definitions shall apply:

2.1.  "Closing" has the meaning defined in Section 3.2.

2.2. "Closing Date" means a date to be agreed between the parties to this Agreement, but in no event later than November 17, 1997.

2.3. "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

(a)  Transfer of the SVIH Shares to Softline;

(b)  Transfer of the Softline Shares to SVIH;

(c)  Delivery of the Technology Assets to SVIH;

(d) The performance by SVIH and Softline of their respective covenants and obligations under this Agreement.

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2.4.  "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

2.5. "Governing Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any legal requirement.

2.6. "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

2.7. "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

2.8. "Technology Assets" means software programs, object and source code, all associated products, know-how and enhancements which together comprise packages called "Brilliant" and/or "Brilliant Accounting" that enables retail, wholesale, distribution, and/or manufacturing enterprises to conduct all their transactions in an integrated, computerized environment and includes all intellectual property rights of every kind in and to such software programs, object and source code, products and know-how, the name "Brilliant" and all associated goodwill.

3. Sale and Delivery of the SVIH Shares, the Softline Shares and the Technology Assets; Closing; Additional Agreements.

3.1.  Delivery and Transfer.
      Subject to the terms and conditions of this Agreement, at the Closing:
(a)
SVIH will transfer and deliver to Softline the SVIH Shares, and (b) Softline will transfer and deliver to SVIH the Softline Shares and the Technology Assets.

3.2.  Closing.
     Consummation of the delivery and transfer (the "Closing") provided for in this Agreement will take place, after all conditions specified in Sections 6 and 7 are satisfied or waived by the appropriate party, at the offices of Solomon Ward Seidenwurm and Smith at 401 B Street, Suite 1200, San Diego, California 92101. Closing shall only occur after telephonic approval of Softline's counsel, Bruce Rubenstein, to be confirmed by fax. Subject to the provisions of Section 8, failure to consummate the exchange provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.






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3.3.  Closing Obligations.
      At the Closing:

(a)  Softline will deliver to SVIH:

(i) a bill of sale and such other instruments as may be necessary or desirable, in SVIH's reasonable discretion, for the assignment and conveyance of marketable title to the Technology Assets to SVIH;

(ii) Certificates representing the Softline Shares in a form reasonably acceptable to Softline and capable of renunciation.

(iii) a certificate executed by the Softline representing and warranting to SVIH that each of Softline's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(iv)   such other documents as may be required pursuant to Section 6 below.

(b) Subject to Softline's performing all its obligations including, in accordance with Paragraph 3.3(a) above, SVIH will deliver to Softline:

(i)   certificates representing the SVIH Shares;

(ii) a certificate executed by SVIH to the effect that, except as otherwise stated in such certificate, each of SVIH's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

4.  Representations and Warranties of Softline.
  Softline represents and warrants to SVIH as follows:

4.1.  Organization and Good Standing.
  Softline is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Softline is duly qualified to do business under the laws of each jurisdiction where applicable law requires such qualification.

4.2.  Authority; No Conflict.


(a) This Agreement constitutes the legal, valid, and binding obligation of Softline, enforceable against Softline in accordance with its terms. Softline has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Articles and Memorandum of Association of Softline, or (B) any resolution adopted by the board of directors or the shareholders of Softline;

(ii) to the best of Softline's reasonable knowledge, contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Softline, or the Technology Assets, may be subject;

(iii) to the best of Softline's reasonable knowledge, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Softline that relates to the Contemplated Transactions;

(iv) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Softline.

Softline is not nor will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.  Title to Assets.
  Softline is, and as of the Closing Date will be, the sole and absolute owner of the Technology Assets and has and will have as of the Closing Date good and marketable title to the Technology Assets, free and clear of any security interests, conditional sales agreements, liens, claims, charges, reversions, reservations, restrictions, preferential rights of purchase, encumbrances, encroachments, burdens or other defects of title. There has been no grant, assignment or other transfer of any rights in the Technology Assets other than Softline's retention of the non-transferable exclusive right, in perpetuity, to distribute the products produced by the Technology Assets in the Republic of South Africa, providing such distribution is limited to sale to retail customers for exclusive use in South Africa.

4.4.  Legal Proceedings; Orders.
  There are no Proceedings by or against Softline or that otherwise relates to or may affect the Technology Assets, and, to the best of Softline's knowledge, no such Proceeding has been threatened or is pending.

4.5.  Intellectual Property.

(1) Know-How. The Technology Assets include all know-how necessary for the use, operation, marketing, sale, licensing, and further development of the Technology Assets by SVIH.


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(2)  Trademarks. Softline is in the process of registering trademarks and tradenames with respect to the Technology Assets and will assign or cede to SVIH all of Softline's rights or benefits relating to or arising from such registrations. Softline is the owner of all right, title, and interest in and to each of such marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. No such mark is infringed or, to Softline's best knowledge, no such mark infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(3) Copyrights. Softline is the owner of all right, title, and interest in and to each of the copyrights existing with respect to the Technology Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. To the best of Softline's knowledge, no such copyright is infringed or infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(4) Trade Secrets. The Technology Assets include all trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, and drawings, materially necessary for the use, operation, marketing, sale, licensing, and further development of the Technology Assets by SVIH.

4.6.  The Softline Shares.


4.6.1. Softline is the registered and beneficial owner of the Softline Shares and has good and marketable title to the Softline Shares, free and clear of any liens, claims, charges or other encumbrances whatsoever.

4.6.2.  There are no outstanding options or rights effecting the Softline
Shares.

4.6.3. The delivery to SVIH of the Softline Shares pursuant to the provisions of this Agreement will transfer to SVIH valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

4.6.4. The Softline Shares rank pari passu with all other issued shares of Softline.

4.7.  Disclosure.


(a) No representation or warranty of Softline in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. The exhibits and schedules attached or prepared in connection with this Agreement are accurate and complete and not misleading.

(b) To the best of Softline's knowledge and belief there is no fact known to Softline that has specific application to the Technology Assets and that materially adversely affects or, as far as any Softline can reasonably foresee, materially threatens, the use, marketability, or value of the Technology Assets.

4.8.  Brokers or Finders.
    Except for a commission payable solely by Softline, Softline and its officers have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.9.  Securities Representations and Warranties of Softline.
  Softline hereby represents and warrants as follows, all of which representations and warranties are being relied upon by SVIH to establish that the offer and sale of the SVIH Shares is exempt from the registration and qualification requirements of federal and applicable state registration and qualification requirements, and shall survive the acquisition of the SVIH Shares by Softline:

4.9.1. Softline and Softline's advisors, have had an opportunity to ask question of and receive answers from SVIH, or persons acting on SVIH' behalf, concerning the subject offering of the SVIH Shares, and all such questions have been answered to the full satisfaction of Softline. Softline has requested and received such documents and financial statements as Softline deems necessary in order to fully evaluate the risks associated with investing in SVIH and to make an informed investment decision.

4.9.2. Softline understands and acknowledges that all documents, records and books pertaining to an investment in the SVIH Shares have been made available for inspection to Softline and its legal, tax, and business advisors, and that the documents, records, and books of SVIH will be available upon reasonable notice, for inspection by Softline during reasonable business hours at SVIH's principal place of business. No oral representations have been made, or oral information furnished, to Softline or Softline's advisors in connection with the offering of the SVIH Shares which was in any way inconsistent with written materials, documents, records, and books of SVIH furnished to or made available to Softline.

4.9.3. Softline acknowledges that it has been provided all pleadings, documents and materials related to the litigation where SVIH obtained a preliminary injunction in the United States District Court (Southern District of California) against certain defendants, including Park Financial Group, Inc. ("Park Financial"), Edwin Wood, Bank Martinique, Brink, Hudson & LaFever, Ltd., Walmur & Co., Pacific International Securities, Inc., Union Securities, Ltd., Corporate Stock Transfer, Inc., BLB Financial, Inc., Brian Walsh, Brian Johanson, Luke di Angelo, Gary Robinson, Bear Stearns & Co., Inc., and Philadelphia Depository Trust Company, in order to prevent the transfer of any of the two million shares of SVIH's common stock that had been delivered to Park Financial in contemplation of a loan to be secured by a pledge of stock that was never funded by Park Financial.

4.9.4. Softline's financial condition is such that (a) it has adequate means ofproviding for its current needs and possible personal contingencies, (b) it has no need for liquidity in this investment, (c) it is able to bear the substantial economic risks of an investment in the SVIH Shares for an indefinite period time, and (d) at the present time, it could afford a complete loss of its investment in the SVIH Shares.

4.9.5. Softline understands and acknowledges the risks related to a transaction of this nature.

4.9.6. Softline acknowledges and understands that the SVIH Shares have not been registered under the Securities Act of 1993, as amended (the "Act") (nor registered or qualified under the securities laws of any state) in reliance upon an exemption from registration for non-public offerings and certain related factors. Softline understands that the SVIH Shares may not be sold and must be held indefinitely unless they are subsequently registered under the Act or an exemption from registration is available or may otherwise be sold in accordance with applicable law. Softline further understands that SVIH is under no obligation to register the SVIH Shares unless SVIH makes the election to register other of SVIH's Shares. SVIH will place upon the certificates issued to Softline the appropriate legends reflecting this restriction.

4.9.7. Softline understands that SVIH is relying in large part on Softline's representations and warranties as set forth in this paragraph 4.9 for purposes of claiming exemptions from the above referenced securities registration requirements.

4.9.8. Softline's purchase of the SVIH Shares is for Softline's own account and not with a view to or for sale in connection with any distribution of the SVIH Shares, and no other person has a direct or indirect beneficial interest in the SVIH Shares.

4.9.9. Softline is a South African limited company authorized and otherwise duly qualified to purchase and hold the SVIH Shares. Softline has its principal place of business as set forth on the signature page of this Agreement and has not been formed for the specific purpose of acquiring the SVIH Shares.

4.9.10. All information which Softline has provided to SVIH concerning Softline, Softline's financial condition, and/or the knowledge of financial and business matters of the person making the investment decision on behalf of Softline, is correct and complete as of the date set forth at the end of this Agreement, and if there should be any adverse change in such information prior to Softline's investment being accepted by SVIH, Softline will immediately provide SVIH with such information. The information contained in this Agreement is complete and accurate and may be relied upon by SVIH.

4.9.11. Softline acknowledges that SVIH has requested information regarding whether Softline qualifies as an Accredited Investor, as such term is defined in
Securities and Exchange Commission Rule 501(a). In light of the foregoing, and in addition to the other representations and warranties being made Softline in this Agreement, Softline hereby represents, warrants, and confirms that it qualifies as an Accredited Investor.

4.9.12. Softline acknowledges and understands that no predictions may be made as to the revenues or return which Softline might expect to receive from an investment in SVIH and that any representation to the contrary is unauthorized and may not be relied upon.


5.  Representations and Warranties of SVIH.
  SVIH represents and warrants to Softline as follows:

5.1.  Organization and Good Standing.
  SVIH is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

5.2.  Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of SVIH, enforceable against SVIH in accordance with its terms. SVIH has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by SVIH nor the consummation or performance of any of the Contemplated Transactions by SVIH will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)   any provision of SVIH's Memorandum and Articles of Incorporation;

(ii) any resolution adopted by the board of directors or the stockholders of SVIH;

(iii)   any legal requirement or order to which SVIH may be subject; or

(iv)    any Contract to which SVIH is a party or by which SVIH may be bound.

SVIH is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3.  Certain Proceedings.
  There is no pending Proceeding that has been commenced against SVIH and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To SVIH's knowledge, no such proceeding has been threatened.

5.4.  Brokers or Finders.
  SVIH and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Softline harmless from any such payment alleged to be due by or through SVIH as a result of the action of SVIH or its officers or agents.

5.5.  The SVIH Shares.


5.5.1. SVIH is the registered and beneficial owner of the SVIH Shares and has good and marketable title to the SVIH Shares, free and clear of any liens, claimS, charges or other encumbrances whatsoever.

5.5.2.  There are no outstanding options or rights effecting the SVIH Shares.

5.5.3. The delivery to Softline of the SVIH Shares pursuant to the provisions of this Agreement will transfer to Softline valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

5.5.4. The SVIH Shares rank pari passu with all other issued shares of SVIH.

6.  Conditions Precedent to SVIH's Obligation to Close.
  SVIH's obligation to exchange the SVIH Shares and to take the other actions required to be taken by SVIH at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by SVIH, in whole or in part):

6.1.  Accuracy of Representations.
  All of Softline's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually and subject to qualifications set forth in such representations and warranties), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2.  Softline's Performance.
  All of the covenants and obligations that Softline is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

6.3.  No Proceedings.
  There must not have been commenced or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.4.  No Prohibition.
  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause SVIH or any Person affiliated with SVIH to suffer any material adverse consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced, or otherwise formally proposed by or before any governmental body.

6.5.  Consummation of Related Transaction.
  SVIH must have, either prior to or concurrently with the Closing, consummated the various agreements entered into with Softline and/or Hosken Consolidated Investments Limited and others including the Sale Agreement, the Subscription Agreement and the Renunciation Agreement (the "Related Transactions")

7.  Conditions Precedent to Softline's Obligation to Close.
  Softline's obligation to exchange the Softline Shares and the Technology Assets and to take the other actions required to be taken by Softline at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Softline, in whole or in part):

7.1.  Accuracy of Representations.
  All of SVIH's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2.  No Injunction.
  There must not be in effect any legal requirement or any injunction or other order that (a) prohibits the delivery of the Technology Assets by Softline to SVIH, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.3.  Consummation of the Related Transactions.
  The Related Transactions shall have been consummated prior to or concurrently with the Closing.

8.  Termination.


8.1.  Termination Events.
  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either SVIH or Softline if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured on or before fourteen (14) days after written notice from the non-breaching party; provided that if the breaching party has reasonably commenced curing the breach within such 14 day period but if such breach is incapable of being cured within such period, the 14 day period shall be reasonably extended to enable the breaching party to complete cure the breach.

(b) (i) by SVIH if any of the conditions in Section 6 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of SVIH to comply with its obligations under this Agreement) and SVIH has not waived such condition on or before the Closing Date; or (ii) by Softline, if any of the conditions in
Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Softline to comply with its obligations under this Agreement) and Softline has not waived such condition on or before the Closing Date;

(c)  by mutual consent of SVIH and Softline; or

(d) by either SVIH or Softline if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 1997, or such later date as the parties may agree upon.

8.2.  Effect of Termination.
  Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     8.3. No Rescission Remedy. Without prejudice to any other right or remedy of the parties from and after the Closing neither party may rescind this Agreement.

9.  Indemnification; Remedies.


9.1.  Survival.
  All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement, will survive the Closing.

9.2.  Indemnification and Payment of Damages by Softline.
  For a period of three years from the date of this Agreement, Softline will indemnify and hold harmless SVIH for, and will pay to SVIH the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by such Softline in this Agreement or any other certificate or document delivered by Softline pursuant to this Agreement;

(b) any breach of any representation or warranty made by such Softline in this Agreement as if such representation or warranty were made on and as of the Closing Date; or

(c) any breach by such Softline of any covenant or obligation of such Softline in this Agreement;

(d) any claim arising from or relating to an alleged Patent, Trademark, Copyright or other infringement with respect to the Technology Assets.

(e) Any matter relating to Softline's ownership of the Technology Assets prior to Closing;

The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to SVIH or the other Indemnified Persons.

9.3.  Indemnification and Payment of Damages by SVIH.
  For a period of 3 year from the date of this Agreement, SVIH will indemnify and hold harmless Softline, and will pay to Softline the amount of any damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by SVIH in this Agreement or in any certificate delivered by SVIH pursuant to this Agreement, (b) any breach by SVIH of any covenant or obligation of SVIH in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with SVIH (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.  Voting Agreement.
  Softline will act in all capacities and vote the shares of capital stock of SVI now or hereafter owned or controlled by it so as to cause and maintain the election to the Board of Directors of SVIH (the "Board") a majority of the directors of the Board who are the nominees of the Board for a period of three years following the date of this Agreement.

11.  Restrictions on Transfer of Shares by Softline.
  Softline will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or interest in the shares of capital stock of SVIH now or hereafter owned or held by it for a period of three years following the date of this Agreement. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of shares of the capital stock of SVIH not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of SVIH and shall not be recognized by SVIH. SVIH will place upon the certificates issued to Softline the appropriate legends reflecting this restriction.


12.  General Provisions.


12.1.  Expenses.
  Except as otherwise expressly agreed to by the parties in writing, each party to this Agreement will bear expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including the fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2.  Public Announcements.
  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties may approve in writing which approval shall not be unreasonably withheld.

12.3.  Notices.
  Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) fourteen business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

 To SVIH:Barry M. Schechter
Chief Executive Officer
SVI Holdings, Inc.
7979 Ivanhoe Avenue, Suite 500
La Jolla, CA 92037
Phone:  (619) 551-2365
Fax:  (619) 551-5067

 Copy to:Norman L. Smith, Esq.
Solomon Ward Seidenwurm & Smith
401 B Street, Suite 1200
San Diego, CA 92101
Phone:  (619) 231-0303
Fax:  (619) 231-4755

 To Softline:Softline Limited
     P.O. Box 76182
Wendywood 2144
South Africa
Phone:  011-27-11321-2701
Fax: 011-27-11-444-7233

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

12.4.  Jurisdiction; Service of Process.
  Except as provided below, all actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

12.5.  Further Assurances.
Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

12.6.  Waiver.
  Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

12.7.  Entire Agreement and Modification.
  This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

12.8.  Assignments, Successors, and No Third-Party Rights.
  Softline may not voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement without the prior written consent of SVIH, which consent may be withheld in SVIH's sole and absolute discretion. Any such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees.

12.9.  Severability.
  Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

12.10.  Section Headings, Construction.
  The headings of the paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

12.11.  Time of Essence.
  Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

12.12.  Governing Law.
  This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles.

12.13.  Counterparts.
  This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

12.14.  Arbitration.
  Any dispute, controversy or claim arising out of or related to this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

(a) In the event of any conflict between these Rules and this Section, the provisions of this Section will govern. The arbitration shall take place in San Diego, California. The selection of an arbitrator shall be approved by agreement between the parties to this Agreement or, if the parties cannot so agree within 30 days after written notice by either party that it intends to seek arbitration with respect to a particular dispute, such arbitrator shall be appointed by Presiding Judge of the Superior Court for the County of San Diego, California.

(b) The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrators so direct. In arriving at their award, the arbitrators shall make every effort to find a solution to the dispute in the provisions of this Agreement and shall give full effect to all parts thereof. If a solution cannot be found in the provisions of the Agreement, the arbitrators shall apply the laws of the state of California.

(c) The parties agree that after either has filed a notice of demand for arbitration of any dispute subject to arbitration under this Agreement, they shall, upon request, make discovery and disclosure of all materials relevant to the subject of the dispute. The arbitrators shall make the final determination as to any discovery disputes between the parties. Examination of witnesses by the parties and by the arbitrators shall be permitted. A written transcript of the hearing shall be made and furnished to the parties. The cost of this transcript shall be borne equally by the parties.

(d) The arbitrators shall state the reasons upon which the award is based. The award of the arbitrators shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction. An application may be made to any such court for a judicial acceptance of the award and an order for enforcement.

SVIH:SVI HOLDINGS, INC.,
a Nevada corporation


By: /s/ Barry Schechter
Barry Schechter
Chief Executive Officer




 Softline:SOFTLINE LIMITED


By: /s/ Ivan Epstein
Ivan Epstein
Chief Executive Officer

TABLE OF CONTENTS

     Page

    1.Recital.
    2.Definitions.
   3.Sale and Delivery of the SVIH Shares, the Softline Shares and the Technology Assets; Closing; Additional Agreements.
  3.1.Delivery and Transfer.
  3.2.Closing.
  3.3.Closing Obligations.
    4.Representations and Warranties of Softline.
  4.1.Organization and Good Standing.
  4.2.Authority; No Conflict.
  4.3.Title to Assets.
  4.4.Legal Proceedings; Orders.
  4.5.Intellectual Property.
  4.6.The Softline Shares.
  4.7.Disclosure.
  4.8.Brokers or Finders.
  4.9.Securities Representations and Warranties of Softline.
    5.Representations and Warranties of SVIH.
  5.1.Organization and Good Standing.
  5.2.Authority; No Conflict.
  5.3.Certain Proceedings.
  5.4.Brokers or Finders.
  5.5.The SVIH Shares.
    6.Conditions Precedent to SVIH's Obligation to Close.
  6.1.Accuracy of Representations.
  6.2.Softline's Performance.
  6.3.No Proceedings.
  6.4.No Prohibition.
  6.5.Consummation of Related Transaction.
    7.Conditions Precedent to Softline's Obligation to Close.
  7.1.Accuracy of Representations.
  7.2.No Injunction.
  7.3.Consummation of the Related Transactions.
    8.Termination.
  8.1.Termination Events.
  8.2.Effect of Termination.
    9.Indemnification; Remedies.
  9.1.Survival.
  9.2.Indemnification and Payment of Damages by Softline.
  9.3.Indemnification and Payment of Damages by SVIH.
   10.Voting Agreement.
   11.Restrictions on Transfer of Shares by Softline.
   12.General Provisions.
 12.1.Expenses.
 12.2.Public Announcements.
 12.3.Notices.
 12.4.Jurisdiction; Service of Process.
 12.5.Further Assurances.
 12.6.Waiver.
 12.7.Entire Agreement and Modification.

 12.8.Assignments, Successors, and No Third-Party Rights.
 12.9.Severability.
  12.10.Section Headings, Construction.
  12.11.Time of Essence.
  12.12.Governing Law.
  12.13.Counterparts.
  12.14.Arbitration.